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                                                                     Exhibit 12


            UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (In Thousands, Except Ratios)
                                (Unaudited)


                                                             Three Months
                                                            Ended March 31,
                                                      -------------------------

                                                        1994             1993
                                                      --------         --------
Earnings:
  Income before cumulative effect of changes
      in accounting principles (Note 6)..........     $283,298         $163,747
  Add (deduct) distributions greater (to
      extent less) than income of unconsolidated
      affiliates.................................      (13,809)         (15,911)
                                                      --------         --------
            Total................................      269,489          147,836
                                                      --------         --------
Income Taxes:
  Federal, state and local.......................      143,729           90,821
                                                      --------         --------

Fixed Charges:
  Interest expense including amortization of
      debt discount..............................       79,333           84,065
  Portion of rentals representing an interest
      factor.....................................       12,424            9,530
                                                      --------         --------
            Total................................       91,757           93,595
                                                      --------         --------

Earnings available for fixed charges.............     $504,975         $332,252
                                                      ========         ========

Fixed Charges -- as above........................     $ 91,757         $ 93,595
Interest capitalized.............................        3,218            2,322
                                                      --------         --------

            Total fixed charges..................     $ 94,975         $ 95,917
                                                      ========         ========

Ratio of earnings to fixed charges (Note 3)......          5.3              3.5
                                                      ========         ========
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